Exhibit 99.1

Radian Announces Cash Tender Offers to Purchase Any and All of its Outstanding Notes due 2020 and 2021

Philadelphia, June 13, 2019 — Radian Group Inc. (NYSE: RDN) (the “Company”) announced today the commencement of cash tender offers (the “Tender Offers”) to purchase any and all of the outstanding debt securities in the table below (collectively, the “Notes”).

Notes	CUSIP/ISIN Nos.	Outstanding Principal Amount	Purchase Price (1)(2)

5.25% Senior Notes due 2020	750236AS0/ US750236AS04	$234,126,000	$1,025.77

7.00% Senior Notes due 2021	750236AT8/ US750236AT86	$197,661,000	$1,072.50

(1)	Per $1,000 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase by the Company.
(2)	Excludes Accrued Interest (as defined below), which will also be paid by the Company.

The Tender Offers for the Notes will expire at 5:00 p.m. New York City time, on June 19, 2019 unless extended or earlier terminated by the Company (the “Expiration Time”).

All Notes validly tendered and accepted for purchase pursuant to the Tender Offers will receive the applicable purchase price set forth in the table above, plus accrued and unpaid interest on such Notes from, and including, the applicable last interest payment date with respect to those Notes to, but not including, the Settlement Date (as defined below) (“Accrued Interest”).

Tendered Notes may be withdrawn from the Tender Offers at or prior to the Expiration Time.

The terms and conditions of the Tender Offers are set forth in an Offer to Purchase dated June 13, 2019 (the “Offer to Purchase”), a copy of which may be obtained from the Information Agent (as defined below) at (866) 470-4500 or (for banks and brokers) (212) 430-3774 or via contact@gbsc-usa.com. A copy of the Offer to Purchase and other relevant documentation are also available at the following web address: https://gbsc-usa.com/radian/. Holders of the Notes are urged to read carefully the Offer to Purchase before making any decision with respect to the Tender Offers.

The consummation of the Tender Offers is not conditioned upon any minimum amount of Notes being tendered. However, the Tender Offers are subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase, including the consummation of an offering of senior unsecured notes, which the Company is commencing concurrently with the Tender Offers, the net proceeds of which, together with other available cash, will be sufficient to fund the Tender Offers (the “Debt Financing”).

Provided that the conditions to the Tender Offers have been satisfied or waived, and assuming acceptance for purchase by the Company of Notes validly tendered pursuant to the Tender Offers, payment for Notes validly tendered at or prior to the Expiration Time will be made on the settlement date (the “Settlement Date”), which is expected to occur on June 24, 2019.

The dealer manager for the Tender Offers is RBC Capital Markets, LLC (the “Dealer Manager”). The information agent for the Tender Offers is Global Bondholder Services Corporation (the “Information Agent”). Any questions regarding the terms of the Tender Offers should be directed to the Dealer Manager at (toll-free) (877) 381-2099 or (212) 618-7843. Any questions regarding procedures for tendering Notes should be directed to the Information Agent at (toll-free) (866) 470-4500 or (for banks and brokers) (212) 430-3774 or 65 Broadway, Suite 404, New York, NY 10006.

This news release shall not be construed as an offer to purchase or sell or a solicitation of an offer to purchase or sell any of the Notes or any other securities. The Company, subject to applicable law, may amend, extend or terminate one or both of the Tender Offers and may postpone the acceptance for purchase of, and payment for, the Notes so tendered. The Tender Offers are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Company, the Dealer Manager, the Information Agent or the depositary makes any recommendations as to whether holders of the Notes should tender their Notes pursuant to the Tender Offers. Nothing contained herein shall constitute an offer of the debt securities that are the subject of the Debt Financing.

About Radian

Radian is ensuring the American dream of homeownership responsibly and sustainably through products and services that include industry-leading mortgage insurance and a comprehensive suite of mortgage, risk, real estate, and title services. We are powered by technology, informed by data and driven to deliver new and better ways to transact and manage risk.

Forward-Looking Statements

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Exchange Act and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” “likely” or the negative or other variations on these words and other similar expressions. These statements are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement, including with respect to the Debt Financing condition. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018, and subsequent reports filed from time to time with the U.S. Securities and Exchange Commission.

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Contacts:

Emily Riley — Phone: 215.231.1035

Email: emily.riley@radian.com